SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 2, 2009
POLYONE CORPORATION
(Exact name of registrant as specified in charter)

Ohio	1-16091	34-1730488

(State or other	(Commission	(I.R.S.
jurisdiction of	File Number)	Employer
incorporation)		Identification No.)

PolyOne Center, 33587 Walker Road, Avon Lake, Ohio	44012

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (440) 930-1000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing requirements of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13E-4(c))

Item 2.02. Results of Operations and Financial Condition.
On February 5, 2009, PolyOne Corporation (the "Company") issued a press release, furnished herewith as Exhibit 99.1, announcing earnings for the fourth quarter and fiscal year 2008. The press release shall not be deemed to be "filed" under the Securities Exchange Act of 1934.
Item 2.06. Material Impairments.
On February 2, 2009, management of the Company determined that a non-cash goodwill impairment charge of approximately $170 million related to the Company's Geon Compounds and Specialty Coatings reporting units within the Performance Products and Solutions Segment will be required in the fourth quarter of 2008.
This non-cash goodwill impairment charge reflects an increase in the Company's cost of capital due primarily to the significant deterioration in the capital markets during the fourth quarter and the related decline in market value of equity and debt securities. The cost of capital is used to discount future cash flows and is a key assumption used in estimating the fair value of a business. The impairment also reflects a reduction in the near-term earnings outlook for the Geon Compounds and Specialty Coatings reporting units.
This goodwill impairment charge is preliminary, is based on management's best estimates and may be revised based on a full valuation study of these two reporting units.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
Exhibit 99.1 — Press release dated February 5, 2009.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYONE CORPORATION
By:	/s/ Lisa K. Kunkle
	Name:	Lisa K. Kunkle
	Title:	Vice President, General Counsel and Secretary
Dated: February 5, 2009

EXHIBIT INDEX

Exhibit
No.	Description

99.1	Press release dated February 5, 2009